Exhibit 99.1

Local Insight Regatta Holdings, Inc.

Aligns Senior Management Team With Its Parent

DENVER, COLORADO – April 9, 2010 – Local Insight Regatta Holdings, Inc. (“LIRH” or the “Company”) today announced that it has aligned its senior management team with that of its indirect parent, Local Insight Media Holdings, Inc. (“Local Insight Media”).

Scott A. Pomeroy, the President and Chief Executive Officer of Local Insight Media and a director of LIRH, has been appointed President and Chief Executive Officer of LIRH. Linda A. Martin, Local Insight Media’s Chief Operating Officer, has been named Chief Operating Officer of LIRH. Richard Jenkins, Interim Chief Financial Officer of Local Insight Media, has been appointed Interim Chief Financial Officer of LIRH.

Douglas A. Myers has stepped down as President of LIRH. He remains with the Company and will serve as its Vice President, Business Development (the same title he holds with Local Insight Media). James S. Stirbis has stepped down as LIRH’s Chief Financial Officer. He also remains with LIRH and will serve as its Vice President, Controller and Chief Accounting Officer (the same title he holds with Local Insight Media). As previously disclosed, William Prince recently resigned as LIRH’s Chief Operating Officer.

The Company explained that to date, the Chief Executive Officer, Chief Operating Officer and Chief Financial Officer positions at LIRH have been occupied by individuals other than Local Insight Media’s Chief Executive Officer, Chief Operating Officer and Chief Financial Officer due to certain requirements relating to the acquisition of Windstream Yellow Pages in November 2007. Because those requirements are no longer applicable, LIRH and Local Insight Media have taken the formal step of aligning their senior management teams.

The appointments announced today have not resulted in any changes in Local Insight Media’s management.

About Local Insight Regatta Holdings, Inc.

Local Insight Regatta Holdings, Inc., through its subsidiary The Berry Company LLC, is a leading provider of local search solutions, generating leads for its advertising clients and enabling consumers to efficiently find the products and services they need. The Berry Company serves approximately 260,000 advertising clients in 42 states, publishing nearly 850 print Yellow Pages directories on behalf of approximately 130 telco and other customers. As an authorized reseller of YELLOWPAGES.com™ in all of its markets, The Berry Company provides its clients with online listings and video advertising through this leading national Internet Yellow Pages site. The Company also provides small and medium-sized businesses with website development and search engine marketing services, and is a Google™ AdWords Authorized Reseller.

For more information, please see www.localinsightregattaholdings.com. Local Insight Regatta Holdings is an indirect, wholly-owned subsidiary of Local Insight Media Holdings, Inc.

Local Insight Media Holdings, Inc. is a portfolio company of Welsh, Carson, Anderson & Stowe, or WCAS. Since its founding in 1979, WCAS has organized 15 limited partnerships with total capital of over $20 billion. Since its inception, WCAS has invested in more than 150 companies in its target industries and has funded over 650 follow-on acquisitions.

Investor Contact:	Media Contact:

Brooke Martellaro	Pat Nichols
303.867.1667	303.867.1651
brooke.martellaro@localinsightmedia.com	pat.nichols@localinsightmedia.com

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